UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10. 2022

CELL SOURCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-554134	32-0379665
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

57 West 57th Street Suite 400

New York, NY 10019

(Address of principal executive offices, including Zip Code)

(646) 416-7896

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL AGREEMENT

On March 10, 2022, Cell Source, Inc. (the “Company”) issued a convertible note to George Verstraete. The terms of the convertible note are described in Item 5.02 below.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTOR; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On March 10, 2022, the Board of Directors of the Company appointed George Verstraete as a member of the Board.

Mr. Verstraete is s an entrepreneur who has owned and/or managed various enterprises since 1980. An expert in real estate development and property management, Mr. Verstraete currently serves as President of DGR Management. He also serves as a Director of Southern Desert Operations LLC.

Mr. Verstraete has agreed to make a loan of $2,500,000 to the Company pursuant to the terms of a convertible promissory note (the “Note”). The Note bears interest at a rate of 10% per annum and will mature twelve months from the date of issuance. The holder of the Note has the right, at his option, to convert the Note into shares of the Company’s Series B Convertible Preferred Stock at a conversion price of $7.50 per share at any time after the creation and sale of the Series B Convertible Preferred Stock. Interest accruing under the Note will be payable upon the maturity of the Note and may be paid at the Company’s option in either cash or shares of the Company’s common stock (valued at $.75 for purposes of calculating the number of shares).

For each $500,000 advanced under the note, Mr. Verstraete will be issued a warrant to purchase 400,000 shares of the Company’s Common Stock at an exercise price of $1.25 per share. Each warrant will have a five (5) year term.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2022

Cell Source, Inc.

	By:	/s/ Itamar Shimrat
	Name:	Itamar Shimrat
	Title:	President and Chief Executive Officer

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